EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES INCREASED

2017 EARNINGS AND 2018 DIVIDEND

 Eau Claire, Wisconsin (February 9, 2018) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2017 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “Net 2017 consolidated sales decreased from 2016’s levels by $8.3 million or 2.4% to $333.6 million due to a reduction in shipments of $10.8 million at the Housewares/Small Appliance segment, offset in part by a $2.6 million increase in the Defense segment’s volume. The Defense segment increase largely reflected shipments from its backlog. The reduced Housewares/Small Appliance’s volume was primarily a function of continuing changes in the retail landscape, which in turn affected customer store counts, purchases, product assortments, and promotions.

Net consolidated earnings improved by $8.4 million or 18.8% to $53 million ($7.58 per share) from 2016’s $44.6 million ($6.39 per share). The discontinued absorbent product business that was sold in early 2017 contributed an additional $7.0 million ($1.00 per share) over 2016’s levels. Operating earnings from Continuing Operations declined slightly from 2016 by $800,000 or 1.3%. The 4.9% increase in operating earnings at the Defense segment did not quite offset the Housewares/Small Appliance segment’s decline. The latter was largely attributable to the sales drop mentioned above. Defense operating earnings would have been 3.5% higher but for the impact of an accounting adjustment stemming from year-to-year differences in the amortization and write-off of defense intangible assets.”

 The Board of Directors of National Presto Industries, Inc. announced today the 2018 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $5.00. The 2018 dividend is the most recent in an unbroken history of seventy-four years. The record date for the dividend will be March 1, 2018, and the payment date, March 15, 2018. In addition, the Board confirmed May 15, 2018, as the date of the Company’s 2018 annual meeting of shareholders. The record date for the annual meeting will be March 15, 2018.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

	YEAR ENDED DECEMBER 31
	2017	2016
Net Sales*	$333,633,000	$341,905,000
Net Earnings	$52,959,000	$44,564,000
Net Earnings Per Share	$7.58	$6.39
Weighted Shares Outstanding	6,989,000	6,970,000

*Sales for both years exclude those of the Absorbent Products segment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.